EXECUTIVE RETENTION AGREEMENT
This Executive Retention Agreement (this “Agreement”) is made by and between KLX Energy Services Holdings, Inc. (the “Company”) and [•] (“Executive”) and is subject in all respects to the terms and conditions of the Quintana Energy Services Inc. 2018 Long Term Incentive Plan (the “Plan”).
1.Purpose. The Company recognizes the important goal of retaining Executive as an employee of the Company, and, in furtherance of that goal, the Company wishes to provide financial incentives for Executive to remain an employee for the period of time specified in this Agreement and to continue to prioritize the consummation of a Transaction (as defined below). Except to the extent otherwise defined herein, capitalized terms used in this Agreement shall have the meaning given them in the Plan.
2.Bonus. Subject to the terms and conditions set forth in the Plan and this Agreement, the Company shall pay to Executive an amount equal to $[•] (the “Bonus”). The amount paid to Executive shall be reduced by applicable taxes, deductions and withholdings and shall be payable in a single lump sum cash payment no later than [•] days following the date the Executive executes this Agreement.
3.Potential Clawback.
a.Termination of Employment. In the event that Executive’s employment with the Company or its affiliates is terminated prior to the Outside Date (as defined below) by (x) the Company for Cause or (y) Executive other than for Good Reason (in each case, as defined in the employment agreement between the Executive and the Company (the “Employment Agreement”), Executive shall repay to the Company, in immediately available funds, an amount equal to the net after-tax amount of the Bonus (as reduced pursuant to the second sentence of Section 2), within [•] days following the date of Executive’s termination of employment.
b.Absence of Transaction. In the event that a Transaction has not occurred on or prior to [•] (and Executive has not previously forfeited the Bonus under Section 3(a)), Executive shall repay to the Company, in immediately available funds, an amount equal to fifty percent (50%) of the net after-tax amount of the Bonus (as reduced pursuant to the second sentence of Section 2), no later than [•].
c.Method of Recoupment. In order to satisfy any repayment required by this Section 3, Executive agrees that the Company may offset against, and Executive authorizes the Company to deduct from, any payments otherwise due to Executive, or to his or her estate, heirs, legal representatives or successors; provided, however, that any offset shall not occur if such offset would violate Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations and administrative guidance issued thereunder. For the avoidance of doubt, in the event that Executive’s employment with the Company or its Affiliates is terminated either (x) prior to the Outside Date by (i) the Company without Cause or (ii) Executive for Good Reason, or (y) on or following the Outside Date for any reason or no reason at all, Executive shall not be required to repay the Bonus (other than as may be required by Section 9(l) of the Plan).
1.Certain Definitions.
a.“Outside Date” means the earlier to occur of (x) [•] and (y) consummation of a Transaction.
b.“Transaction” means the consummation of one or more qualifying transactions approved by the Company’s Board of Directors (“Board”), including but not limited to an acquisition, merger, business combination, recapitalization or restructuring.
1.Not a Contract of Employment. This Agreement is not a contract of employment and does not guarantee Executive employment for any specified period of time.

2.Waiver. No provisions of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing signed by Executive and such officer (other than Executive) as may be specifically designated by the Board or an authorized committee thereof. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
3.Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to conflicts of laws principles of such state.
4.Entire Agreement. The Plan and this Agreement contain all of the understandings and representations between the Company and Executive relating to the Transaction Bonus and supersede all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any retention bonuses; provided, however, that this Agreement shall not supersede or modify any other agreements between the Company and Executive, and specifically, the Employment Agreement shall remain in full force and effect.
5.Validity. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
6.Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or PDF form), each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
7.Assignment; Change in Control. The provisions of this Agreement shall bind and inure to the benefit of the Company and its successors and assigns. This Agreement and the rights and obligations of the parties thereunder may not be assigned, except that the Company may assign this Agreement to a person or entity that acquires, by merger, consolidation, purchase, or otherwise, a majority of the business, equity or operating assets of the Company. Where appropriate, the term “Company” as used in this Agreement shall also include any other successor or assign that assumes the Agreement.
8.Other Benefits. The Transaction Bonus is a special payment to Executive and is not intended to supersede or replace any other compensation payable to Executive and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension or retirement, death, or other benefit under any bonus, incentive, pension or retirement, insurance, or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.
9.Acknowledgements. Neither the Company nor the Board has made any warranty or representation to Executive with respect to the income tax consequences of this Agreement, and Executive represents that he or she is in no manner relying on such entities or any of their respective managers, directors, officers, employees or authorized representatives for tax advice or an assessment of tax consequences. By signing this Agreement, Executive acknowledges that Executive has had the opportunity to consult, at Executive’s expense and in connection with this Agreement, with any legal or tax consultants the Executive deems advisable.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, effective as of the date of Executive’s signature below.
KLX ENERGY SERVICES HOLDINGS, INC.

By: ___________________________________
Name:
Title:

Accepted and Agreed:

_______________________
[NAME]
Date: